EXHIBIT  99

            PRESS RELEASE OF PREMIER BANCORP, INC.

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                       PRESS RELEASE

                      November 17, 1997

Contact Person:   John C.  Soffronoff, President and CEO
                        Doylestown, Pennsylvania
                                                     215-345-5100

     Premier Bank is pleased to announce that, effective November 17, 1997, Premier Bank reorganized into a one bank holding company, Premier Bancorp, Inc. As part of this transaction, each outstanding share of Premier Bank common stock, par value $1.00 per share, was exchanged, by operation of law, for one share of Premier Bancorp, Inc., common stock, par value $1.00 per share. Shareholders do not need to take any action at this time. However, share certificates bearing the name, "Premier Bank," will need to be surrendered and exchanged for certificates bearing the name, "Premier Bancorp, Inc." Shareholders will receive more information concerning the mechanics of the exchange in the near future.

     The Board of Directors believes that Premier Bancorp, Inc., will provide the best organizational vehicle by which the Bank can continue and enhance its mission to provide cost effective, quality financial services to the community and its environs well into the future. The Board of Directors is committed to preserving the community-oriented philosophy of the Bank. By modernizing its organizational structure, the Bank is equipping itself to compete in the challenging markets it will face in the next century.

     The Bank also announced that earnings for the nine months ended September 30, 1997 had increased 14.5% to $946 thousand as compared to the nine month period the prior year. Total assets equal $184.5 million at September 30, 1997 while total loans for the twelve month period grew 38% to set a new milestone of over $100 million. Deposits at the end of the third quarter 1997 were $141.7 million, up 29.3% from the same quarter in 1996.

     Premier Bank is a Doylestown based institution with branches in Easton and Southampton. Construction for a fourth office in Lower Makefield Township is scheduled to begin soon. The Bank also operates a loan office in Yardley, PA.